Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Fidelity National Information Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type(1)	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock(2)	Rule 456(b) and Rule 457(r)(6)	(7)	(7)	(7)	(6)	(6)

	Equity	Preferred Stock(3)	Rule 456(b) and Rule 457(r)(6)	(7)	(7)	(7)	(6)	(6)

	Equity	Depositary Shares(4)	Rule 456(b) and Rule 457(r)(6)	(7)	(7)	(7)	(6)	(6)

	Debt	Debt Securities(5)	Rule 456(b) and Rule 457(r)(6)	(7)	(7)	(7)	(6)	(6)

	Other	Warrants	Rule 456(b) and Rule 457(r)(6)	(7)	(7)	(7)	(6)	(6)

	Other	Purchase Contracts	Rule 456(b) and Rule 457(r)(6)	(7)	(7)	(7)	(6)	(6)

	Other	Units	Rule 456(b) and Rule 457(r)(6)	(7)	(7)	(7)	(6)	(6)

Fees Previous Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

						N/A		N/A

								N/A

								N/A

								N/A

(1)

Represents securities that may be offered and sold from time to time in one or more offerings by Fidelity National Information Services, Inc. (the “Registrant”). Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)

Including such indeterminate number of shares of common stock as may, from time to time, be issued (i) at indeterminate prices or (ii) upon conversion or exchange of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exchangeable for common stock, including upon the exercise of warrants or delivery upon settlement of purchase contracts.

(3)

Including such indeterminate number of shares of preferred stock as may, from time to time, be issued (i) at indeterminate prices or (ii) upon conversion or exchange of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exchangeable for preferred stock, including upon the exercise of warrants or delivery upon settlement of purchase contracts.

(4)

Including such indeterminate number of depositary shares evidenced by depositary receipts as may, from time to time, be issued in the event that the registrant elects to offer fractional interests in debt securities or shares of preferred stock registered hereby. An indeterminate number of depositary shares may also be issued upon the exercise of warrants or delivery upon settlement of purchase contracts.

(5)	Debt securities of the registrant, which may be senior or subordinated.
(6)

The registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all of the registration fee. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.

(7)

An unspecified number or amount of the securities of each identified class is being registered as may from time to time be issued at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.